SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                       of the Securities Exchange Act 1934


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         [ ] Confidential,  for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)) [ ] Definitive Information Statement

                            NUGGET EXPLORATION, INC.
                            ------------------------

                (Name of Registrant as Specified in Its Charter)

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



                              INFORMATION STATEMENT
                                       OF
                            NUGGET EXPLORATION, INC.
                              2051 SPRINGDALE ROAD
                              CHERRY HILL, NJ 08003
                             TELEPHONE: 800-204-1902

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

-------------------------------------------------------------------------------


               NOTICE OF SHAREHOLDER CONSENT TO CHANGE THE NAME OF
                            NUGGET EXPLORATION, INC.
                                       TO
                                GOHEALTH.MD, INC.


         The board of directors of Nugget Exploration, Inc., a Nevada corporation (the "Company"), is providing this Information Statement to all shareholders as notification that the holders of a majority of the Company's outstanding common stock, par value $0.01 ("Common Stock"), voted to change the Company's name to "GoHealth.MD Inc."

         On November 10, 1999, holders of a majority of the Common Stock voted to amend the Company's Articles of Incorporation to change the Company's name to GoHealth.MD Inc. Of the 3,799,117 shares issued and outstanding on that date, shareholders owning 3,102,000 shares, or 82% of the outstanding Common Stock, voted to approve this name change via written consent taken without a meeting pursuant to Section 78.320 of the Nevada Revised Statutes.

         On December 30, 1999, the Company expects to send this Information Statement to all shareholders of record as of December 1, 1999. The name change shall be effective twenty (20) calendar days after this Information Statement is mailed to the Company's shareholders. The effective date for this corporate action is expected to be January 20, 2000.

         The shareholders who consented to the name change were previously shareholders of GoHealth.MD Inc., a Delaware corporation ("GoHealth"). These entities received shares of Common Stock when the Company's wholly owned subsidiary, Nugget Holding Company, a Delaware corporation ("Newco"), merged with and into GoHealth, pursuant to a Stock Exchange Agreement and Plan of Merger ("Agreement"), dated September 30, 1999. GoHealth survived the merger and became a wholly owned subsidiary of the Company. For more information on the Agreement, see "Description of Business."

         The Company has not conducted any operations for several years. When the Company, through Newco, merged with GoHealth, its operational focus shifted to GoHealth's Internet-related marketing services. The Company's board of directors recommended the name change to GoHealth.MD Inc. to reflect the Company's focus on GoHealth's operations.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning ownership of the Common Stock as of December 1, 1999. The table discloses each entity known to the Company to be the beneficial owner of more than 5 percent of the Company's common stock. The table also shows the stock holdings of all Company directors, as well as the shares held by directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided.

                                      Name and Address                     Amount and Nature of           Percent of
    Title of Class                  of Beneficial Owner                    Beneficial Ownership             Class


                                MCOM Management Corporation
     Common Stock               350 Fifth Avenue, Suite 5807                     300,000                     7.3%
                                     New York, NY 10118

                                       Sandra Vernon
     Common Stock                   2051 Springdale Road                       2,000,000                    48.8%
                                   Cherry Hill, NJ 08003

                              EXECUTIVE OFFICERS AND DIRECTORS

                                      William D. Hanna
     Common Stock                   2051 Springdale Road                         500,000                    12.2%
                                   Cherry Hill, NJ 08003

                                     Dr. Leonard Vernon
     Common Stock                   2051 Springdale Road                       2,000,000(1)                 48.8%
                                   Cherry Hill, NJ 08003

                                      Kevin O'Donnell
     Common Stock                   2051 Springdale Road                         500,000                    12.2%
                                   Cherry Hill, NJ 08003

     Common Stock                  Executive Officers and                      3,000,000                    73.2%
                                    Directors as a Group



     (1) Includes 2,000,000 shares owned by Sandra Vernon, the wife of Dr. Leonard Vernon. Dr. Vernon disclaims any beneficial ownership of such shares.

                                CHANGE IN CONTROL

         Nugget Exploration, Inc., a Nevada corporation (the "Company"), underwent a change of control on November 10, 1999, when it issued 3,102,000 shares of its common stock, par value $0.01 ("Common Stock"), to the shareholders of GoHealth.MD Inc., a Delaware corporation ("GoHealth"), pursuant to a Stock Exchange Agreement and Plan of Merger ("Agreement"), dated September 30, 1999, between and among the Company, GoHealth and Nugget Holding Company, a Delaware corporation wholly owned by the Company ("Newco"). Pursuant to the terms of the Merger Agreement, each of the 3,102,000 outstanding shares of GoHealth common stock, par value $0.001 (the "GoHealth Stock"), was converted into and exchanged for one share of Nugget's common stock, par value $0.01 (the "Company's Common Stock").

         The Agreement additionally provided that the Company assume GoHealth's rights and obligations under all of GoHealth's outstanding stock options and warrants. All holders of such options and warrants, agreed upon exercise of such securities, to accept shares of the Company's Common Stock in lieu of GoHealth stock. In the event all of the GoHealth options and warrants are exercised, the Company will issue an additional 567,000 shares, which will result in the Company issuing a total of 3,669,000 shares of Common Stock to GoHealth stockholders. Prior to the GoHealth transaction, 697,117 shares of Common Stock were outstanding. Thus, immediately after the issuance, GoHealth stockholders received 81.2% of the outstanding Common Stock. If all GoHealth options and warrants are exercised, the GoHealth stockholders will have received 84.0% of the total number of shares of Common Stock outstanding. All shares issued pursuant to the Agreement were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act"), including Rule 506 under the Act.

         Sandra Vernon, William Hanna, Kevin O'Donnell now own (without regard to future issuances as a result of the exercise of GoHealth options and warrants), 48.8%, 12.2% and 12.2% of the Company's Common Stock, respectively, which provide them with control of the Company. Sandra Vernon is the wife of Dr. Leonard Vernon, one of the Company's directors and its president. Control of the Company was assumed from Mr. Kurtz, who at that time beneficially owned 348,709 shares of Common Stock, which represented 50.02% of the outstanding Common Stock prior to the GoHealth acquisition. Kurtz now owns approximately 57,709 shares of Common Stock, representing 1.5% of that now outstanding. The Company understands that subsequent to the Merger Kurtz sold approximately 291,000 shares of Common Stock to various investors in a private transaction.

         In connection with this stock issuance, Dr. Leonard Vernon and William Hanna were appointed as additional directors. Tyson Schiff then resigned from his positions as president and director, and Brian Ortega and Marianne Brady resigned as directors. The directors then appointed Dr. Leonard Vernon as president and William Hanna as its secretary and treasurer. Neither Mr. Schiff, Mr. Ortega nor Ms. Brady had any disagreements with the Company at the time of their respective resignations. This change of control in the Company's management coincided with a change in control of the ownership of the Company's capital stock.

         The Company knows of no other arrangements which may result in a change in its control.

                 DESCRIPTION OF BUSINESS AND RELATED INFORMATION

         The Internet related operations of GoHealth.MD Inc. ("GoHealth") now comprise virtually all of the Company's activities. These activities are conducted in two arenas. GoHealth sells Internet domain names with the ".MD" extension, as compared to the more standard domain extensions .com, .org, .net or .edu, and operates an informational Internet site, Healthmall.com. As used hereinafter, the term "Company" refers to Nugget Exploration Inc., a Nevada corporation, and its subsidiaries (including GoHealth) and predecessors, unless the context indicates otherwise.

 .MD DOMAIN NAMES

         GoHealth has a strategic partnership with a Florida company, Domain Name Trust ("DNT"), which has a licensing agreement with the country of Moldova, a small Eastern European country which was assigned a monopoly over the ".MD" top-level domain extension by the Internet Assigned Numbers Authority, a United States government agency, in conjunction with a United Nations organization known as ISO, or International Organization for Standardization.

         A domain name is the equivalent of an address on Internet. Therefore, every site on the Internet has a domain name identifying it. There are two types of top-level domains, generic and country code. Generic domains were created for use by the Internet public, while country code domains were created to be used by each individual country as they deemed necessary.

         In the Domain Name System ("DNS") naming of computers, a hierarchy of names exists. There are a set of what are called "top-level domain names" ("TLDs"). These are the generic TLDs (EDU, COM, NET, ORG, GOV, MIL, and INT), and the two letter country codes. Under each TLD may be created a hierarchy of names. Generally, under the generic TLDs the structure is very flat. That is, many organizations are registered directly under the TLD, and any further structure is up to the individual organizations.

         Domain Name Trust has been licensed to sell .MD domain extension registrations by Moldova in Europe, Canada, and other English speaking countries. The country of Moldova benefits economically from this arrangement, receiving $35 for each name sold.

         The .MD domain names are sold directly from GoHealth's Internet web site, located at WWW.GOHEALTH.MD. Anyone can access this site and acquire an available domain with the .MD extension. The site is 'branded,' or electronically linked, to DNT's site, which maintains record of new .MD domains. Therefore, every time a person at the GoHealth site registers a .MD domain, DNT's site recognizes the origin of the sale as GoHealth's, ensuring that GoHealth receives credit for each and every sale of a .MD domain name generated through the GoHealth site.

         GoHealth itself has acquired the marketing rights to more than 40 domain names that end in the domain extension .MD. Each one of these domain names have an unlimited marketing potential since they can be specifically identified by an individual URL. An example of this would be BACKDOC.MD/SMITH. Thus, a virtually unlimited number of specialists in any given specialty will have the ability to use the .MD domain name of their particular choice. Other
 .MD domain names acquired by GoHealth include www.Ask.md, www.Call911.md, www.nutrition.md, www.Family.md. The Company believes the ".MD" extension is and will continue to be a highly desired domain extension in the medical industry which is more appealing than comparable extensions of ".COM", ".NET", ".ORG" or ".EDU".

HEALTHMALL.COM

         GoHealth operates an informational site on the internet located at www.Healthmall.Com. This site is devoted to providing information related to the use of herbs, vitamins, as well as an information source for alternative health care providers such as chiropractors and naturopathic physicians. The site therefore serves as an information portal for alternative health care and is very heavily content based. Among the vast quantities of information that can be garnered on the site is herb and prescription drug interactions. This information is supplied on the site through a licensing contract with Facts and Comparisons Corporation, one of the leading sources of information for pharmacists in the United States.

         The site includes a continuously updated news wire feed limited to health care from PR Newswire, a searchable database through the National Library of Medicine for published peer review medical journal articles known as "Medline search," and information on almost 200 herbs, including their pharmacology, toxicology, and their clinical indications.

         Healthmall.com also features one of the largest databases in the United States of health food stores. This database contains over 5000 health food stores in the United States and includes their name, address, and phone number. The database is constantly being updated and expanded.

         Databases of alternative health care providers, such as licensed chiropractors, massage therapists and naturopathic physicians are also contained on the site. The site contains a database of over 3,000 chiropractors in the United States. It is the Company's goal to establish an online presence for the chiropractor by developing a web site as well as an e-mail account. This will initially be done free-of-charge for six months. Again, at the end of six months, the chiropractor will have the option of staying online for an annual fee of $150 or terminate the service. In the event these options prove of interest to chiropractors, the Company plans to utilize similar option for other health care practitioners.

         The site also offers the following options and services:

                  SYMPTOMS AND REMEDIES: An extensive database of symptoms, diseases, and medical conditions that offers viewers the opportunity to read a short description of the symptom, disease, or condition, as well as view the associated herbal remedies and/or prescription medications that are commonly used to treat that condition.

                  SHOPPING: A health food/health product "mall" with specialized stores, shops, and services. The shopping section offers each store a home page, unlimited product categories, unlimited product descriptions and/or photos, as well as a secure e-commerce connection to complete ordering transactions

                  HEALTH CHAT: A chat room in which people can ask questions or chat about health-related topics, concerns, and information. We also offer chat sessions with experts in various fields who offer advice and lectures, as well as interact with the Internet community in scheduled question and answer sessions.

         The Company is currently gathering data on the purchasing habits of consumers regarding their vitamin and nutritional supplement purchases. The Company hopes to use this information in the future as an information source to develop an e-commerce relationship with vitamin manufacturers and retailers.

         Healthmall.com is targeted to well-educated, technology adopting women aged 25-54 who are proactive in seeking information to actively maintain their health and well-being and reactive in addressing health and medical issues. Healthmall.com's target market is predominantly female, as they are the key healthcare decision-makers within the household. According to International Data Corporation, women are expected to represent approximately 51% of on-line users in 1999, up from 46% in 1998. Healthmall.com believes that women represent an attractive demographic group for advertisers since they have disproportionate control over consumer spending in the United States. Industry experts estimate that women make 75% of the household's healthcare decisions, control 66% of the health dollars and spend 80% of a household's discretionary income.

OFFICE FACILITIES

         The facility for the Company's operation is located at 2051 Springdale Road, Cherry Hill, New Jersey, which also houses the offices of Able Imaging, Inc., a wholly owned entity of William D. Hanna, a director of the Company. The Company does not pay rent to Mr. Hanna for such facilities.

                         MANAGEMENT'S PLAN OF OPERATION

         This Information Statement contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements.

         The Company's operations are conducted through its wholly owned subsidiary, GoHealth, which is itself a development stage company. GoHealth operates an Internet informational site relating to health and medicine and sells Internet domain names with the ".MD" extension.

         Capturing a large physician network (medical doctors, chiropractors, dentists, podiatrists, osteopaths) to view online advertising in exchange for the establishment of web sites and hosting services is one of the Company's primary goals. Such a network would facilitate a synergy between GoHealth's Internet informational site and .MD domain names. The Company hopes to entice physicians to utilize its Internet web site design services with one of its Internet .MD domain extensions. The Company hopes to have advertisers, such as pharmaceutical companies, underwrite physician's cost of a .MD domain and website.

         The medical industry does not utilize advertising on the Internet as much as many other industries. However, the Company hopes to alter this lack of advertising with its .MD domain extensions, which in the Company's opinion, allow for easy recognition of a physician's web site. Physicians interested in the .MD domain extensions will be offered discount packages to encourage them to assist the Company's informational site. The presence of physicians participating on

GoHealth's Healthmall.com site is expected to establish a significant potential for advertising revenue.

".MD" DOMAIN NAMES

         GoHealth.MD currently owns and operates a web site for the sale of .MD domain names. The Company believes that its use of the domain name .MD carries significant marketability and that medical specialists that perform elective procedures, such as plastic or cosmetic surgeon have been increasing their spending on advertising revenues as evidenced by viewing the yellow page book in the United States or major regional magazines.

         .MD is a top level domain (TLD), comparable in functionality to other top level domains, such as COM, .NET, or .ORG. However, while the other TLDs are generic and only convey an affiliation or ownership structure, the .MD domains have independent meaning related to the medical field.

         In addition to offering .MD domain names, the Company offers physician web sites, as well as hosting of these web sites on its own server which is included in the domain name purchase price. The web site is basically a templated web site that has been designed by World Wide Web Communications of Cherry Hill, New Jersey. In addition, GoHealth sells customized web sites, which are also prepared by World Wide Web Communications of Cherry Hill, New Jersey. Hosting of web sites sold in conjunction with .MD domain names are provided by Domain Name Trust, as more fully discussed in "Description of Business and Related Information."

         The limited marketing of the .MD domain names and GoHealth's related Internet services which has occurred has consisted of advertising in medical journals, direct mail to physicians, as well as a point of presence at various medical conventions.

HEALTHMALL.COM

         By developing Healthmall.com into the leading Internet resource dedicated to the use of herbs, vitamins, as well as an information source for alternative health care providers such as chiropractors and naturopathic physicians. GoHealth believes it will be able to generate substantial advertising revenues. The Company has entered into, and intends to continue to enter into new distribution and business relationships with entities that have significant reach on the Internet and are in similar fields, such as pharmacy chains, Internet access providers and portals, as well as other traditional media to build the Healthmall.com brand and drive traffic to the site.

         Familiarity of the domain, or address, of a web site containing health and medical information is a competitive advantage as many consumers may desire to avoid searching for an unknown web site. The Company believes its web site has a familiar, easy to remember domain. Internet-related marketing and advertising revenues are tied directly to the amount of 'hits' a site receives, or times the site is visited. In the event the Company is able to generate a greater viewing market, it expects to generate higher advertising and marketing revenues.

         The Company is at varying stages of establishing links with web sites possessing easy to remember domains. Since launching the site, Healthmall.com has developed advertising relationships with the following companies:
Onhealth.com, Dr. Koop.com, Pharmor.com, Natraflex, The Simple Truth.com, Vivacity.com, Nature's Source's, Permalean, Nutriceutical Technology Corporation, Northeast Health Institute and Nourishing Foods, Inc. Many of these advertising contracts have been brought to the site via an agreement with Burst! Media. Although it is hoped that the familiarity of the web site addresses will generate user traffic alone, the Company is attempting to expand the sponsors on its various sites and improve the content of its sites.

         Healthmall.com is attempting to reach independent health food stores at this time to offer them an online presence and to increase GoHealth's database of retail natural food stores. While GNC and Great Earth possess the largest market segments, and Mother Nature.com is an Internet- based superstore that offers nutritional products, the remainder of the market is comprised of approximately 8,000 small, independent retailers with no uniformity. There is no ongoing consolidation of independent health food stores in the United States and the independents are facing increasing competition from the chains, such as GNC and Great Earth, as well as online chains, such as Vitamins.com and Vitaminshop.com.

         If even a small portion of these approximately 8,000 these small, independent health food retailers can be combined and linked at an Internet site such as Healthmall.com, the Company believes they will have the opportunity to compete with the superstores on a national level. GoHealth is attempting to achieve this through a free offer that allows the independent health food store to get a free web site and free online shopping cart for six months. Such technical services are being provided to GoHealth through World Wide Web Communications of Cherry Hill, New Jersey. Following the six-month trial period, if the independent health food store wishes to remain online, there is a cost of $20 per month. This presence would allow the independent retailer the opportunity to advertise their business on a national level, as well as to their existing customers and prospective customers in their own community.

         One manner by which the Company hopes to differentiate the Healthmall.com site from other sources of health and Wellness information is by continuing to focus on the alternative medicine. While other sites only devote portions of their content to this type of alternative medicine, we intend to predominantly focus on the use of herbs, vitamins, and alternative health care providers such as chiropractors and naturopathic physicians.

         To further differentiate Healthmall.com from other Internet health sites, it allows consumers to obtain information on specific diseases or conditions and allergy information and participate in relevant discussion groups, among other things. Healthmall.com provides updated health-related news articles from around the world are received every 20 minutes via PR Newswire. This feature always includes a cover story on the Healthmall.com home page, as well as hundreds of additional news articles accessible from Healthmall.com's home page, located at www.healthmall.com.

         The Company will continue to seek distribution agreements with leading search engine and portal companies, as well as with major Internet access providers. Distribution agreements serve to build the brand and drive significant traffic to the Healthmall.com web site. By increasing its brand exposure and traffic through significant distribution agreements, Healthmall.com will seek to become the most effective means of advertising alternative health care products on the Internet.

Current distribution relationships include:

         THE GOTO.COM SEARCH ENGINE. This search engine is basically an auction-type search engine that allows individual web sites to bid for a position in the search engine. Healthmall.com has almost 300 search terms which appear on the first page of the search engine.

         THE YAHOO SEARCH ENGINE. Healthmall.com also has rankings that permit direct traffic to our site from the YAHOO search engine.

         THE ALTA VISTA SEARCH ENGINE. Healthmall.com not only also has rankings that permit direct traffic to our site from the ALTA VISTA search engine, but the Company has search engine positioning with REAL NAMES. This permits us to purchase various names that will appear first on ALTA VISTA search engines.

         The licensing arrangement with Facts and Comparison Corporation, referred to in "Description of Business and Related Information" above, which allows medication information to appear directly on Healthmall.com identifies a common goal of Healthmall.com. Very few of the several informational options found on Healthmall.com are cobranded, or require transfer to a site removed from Healthmall.com. Therefore, with a few minor exceptions, a visitor to Healthmall.com remains on Healthmall.com's pages. This retained viewing is perceived by the Company to be a competitive advantage in its attempt to generate advertising revenues.

TECHNOLOGY AND SYSTEMS

         The Company's Web site is made available with the latest Internet hardware and software technologies. Exodus IT-class co-location facilities provide the Company with a secure, high availability and high bandwidth space for its servers. This includes redundant OC-3 and OC-12 backbone connections to the Internet, uninterruptible power supplies with diesel generator backup, all housed in a copper-lined, earthquake-proof building. Direct connections via "T-1" and DSL lines allow the main office to connect seamlessly and reliably to the servers and the Internet. A farm of Intergraph IS-8000 and IS80 mission-critical servers are housed behind a redundant F5 Big/IP switcher for complete software and hardware fault tolerance and load leveling. These servers run Microsoft Windows NT Enterprise Server with Internet Information Server 4.0, Active Server Pages with a proprietary page caching system and publishing tools for Web page hosting and production management. The resulting performance in preliminary tests shows dominance over other competitive sites. All advertisement hosting and reporting is handled through NetGravity Ad Server, a powerful ad management and forecasting toolset.

         The Web site's Personal Health Tracker and Search features utilize Microsoft SiteServer tools and technologies. This provides the customized Web crawling, user profile management, nightly process runs and e-mail support that the Personal Health Tracker requires.

         Microsoft  SQL  Server  databases  are  heavily  used for all  content,
process   management  and  tracking  needs.   Offsite  backups  occur  regularly
throughout the day to protect against a total system failure.

         The Company believes the site has been built from the ground up as a very stable, scalable, and high performance solution for Healthmall.com's current and future needs.

COMPETITION

         Since the Internet's commercialization in the mid-1990's, the number of Web sites on the Internet competing for consumers' attention and spending has proliferated with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company competes, directly and indirectly, for users, distributors, advertisers and content providers. The
Company believes that the principal competitive factors in attracting and retaining users is the depth, breadth and timeliness of content, the ability to offer compelling and relevant content and brand recognition. Other important factors in attracting and retaining users include ease of use, service quality and cost. The Company is competing in the Internet industry with a number of other companies, including larger entities who possess greater financial resources.

ONLINE COMPETITORS

         There is significant interest in health-related content among online consumers. Demographic factors and the growth of online audiences suggest that the popularity of this content will continue to increase. Similarly, major health advertisers are showing increased levels of interest in the Internet. Some key operators of health-related sites on the Internet today include:

o DIVISIONS OR AFFILIATES OF PRINT PUBLISHERS; including Healthy Ideas (Rodale Press), PHYS (Conde Nast), Thrive (owned by Oxygen Media), MediConsult, Dr. Koop and HealthScout (a service of RX Remedy, Inc., a market research firm.)

o VENTURES OF ONLINE SERVICE FIRMS; including Better Health (iVillage) and Thrive (owned by Oxygen Media), Medscape and WebMD.

o PUBLIC SECTOR AND INSTITUTIONAL SITES; including the National institute of Health, Mayo Clinic, InteliHealth and university sites. While these sites compete for viewer time and attention, they do not typically compete for advertising or transactional revenues.

o PORTALS/SEARCH ENGINES; principally the proprietary health-related content presented to subscribers to America Online, MSN.com, Yahoo!, Excite, etc.

o INTERNET SITES OTHER THAN HEALTH-RELATED SITES; including general interest sites, such as news sites and search engines, which often host some health-related content in the context of other editorial materials.

                              FINANCIAL STATEMENTS

         Please see Pages F-1 through F-? which follow this Annual Report.

          NOTE:  SUCH  STATEMENTS  WILL BE COMPLETED  AND INSERTED  PRIOR TO THE
MAILING  OF  THE   DEFINITIVE   INFORMATION   STATEMENT  TO  THE  COMPANY'S
SHAREHOLDERS.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE


         As the Company will hereafter be focused on the operations of GoHealth, it has retained the services of GoHealth's independent certified public accountant, Samuel Klein & Co., as of December 1, 1999, for all of the Company's needs. Jones, Jensen & Company, the Company's previous accountant ("Jones, Jensen"), was dismissed by the Company's board of directors on December 1, 1999, in connection with the Merger of GoHealth. This dismissal was unrelated to Jones, Jensen's competence, practices and procedures. Jones, Jensen's financial statement reports did not contain any adverse opinion, disclaimer of opinion, or modified opinion.

         Jones, Jensen has informed the Company that it will provide the SEC a letter containing its position with the foregoing statements regarding the Company's change in certifying accountant.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

                Directors, Executive Officers and Control Persons
               Name                Age          Position(s) and Office(s)
   --------------------------------------------------------------------------
      Dr. Leonard F. Vernon        44       President, Treasurer and Director
         William D. Hanna          54                    Director
         Kevin O'Donnell           51                    Secretary


         DR. LEONARD F. VERNON, the founder GoHealth, became the Company's president, treasurer and a director on November 10, 1999. Dr. Vernon has managed and/or overseen the operation of a successful private practice, as well as the development of a private company that became a publicly traded NASDAQ corporation. Dr. Vernon is 44 years old and has maintained a private practice of chiropractic for over 20 years. He was licensed by the New Jersey State Board of Medical Examiners for the Practice of Chiropractic in New Jersey. He is additionally licensed to practice chiropractic in the State of Delaware and the Commonwealth of Pennsylvania.

         WILLIAM D. HANNA became a director of the Company on November 10, 1999. Mr. Hanna attended Philadelphia Community College and has extensive experience in real estate and site development. Previous to his retirement more than five years ago, Mr. Hanna worked for 20 years in the construction industry as a steel erector and owner of his own business. In the past five years, Mr. Hanna has served as the chief executive officer of a durable medical equipment company and has also been a co-owner of a provider of discounted health care services to the general public.

         KEVIN O'DONNELL became a director of the Company on November 10, 1999. Mr. O'Donnell is a 1976 graduate of Rutgers University (B.A. Political Science). From 1978 to 1996, he was employed by Burlington Industries as an operations manager and then as Northeast Regional Sales and Marketing Manager. In 1990,

Mr. O'Donnell became the Director of Operations for Imaging Management Associates, Inc. In this position, he oversaw the project development, start-up, and operation of seven outpatient diagnostic imaging centers. He has extensive experience in personnel recruitment, employee benefit programs, supplier/vendor networks, and contract negotiation. He also has marketing and product development experience in the managed care and private practice physician sectors of the healthcare marketplace.

         During the last fiscal year, the Company held only one board of directors meeting, on June 9, 1999. All directors attended such meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Neither  the   Company's  current  directors  nor  Sandra  Vernon  have
filed required Forms 3 as of December 20, 1999. However, such forms are expected to be filed on December 21, 1999.

         Based solely upon the Company's review of Forms 3, 4 and 5 and amendments thereto furnished to the registrant under Rule 16a-3(a) during the fiscal year preceding the filing of this Form 10-KSB, the Company is not aware of any other person who was a director, officer, or beneficial owner of more than ten percent of the Company's Common Stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934 in a timely manner.

                             EXECUTIVE COMPENSATION

         The following tables describe the compensation of the persons who have served as the Company's chief executive officer for the last three fiscal years and since May 31, 1999. No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer or director of the Company during the years ended May 31, 1999, 1998 or 1997, or has been since May 31, 1999.

                                            Annual Compensation

          Name and           Fiscal                              Other Annual
     Principal Position       Year      Salary ($)   Bonus ($) Compensation ($)
------------------------    -------    -----------   --------  ----------------
    Dr. Leonard Vernon,      1999        -0-(1)        -0-           -0-
         President
       Tyson Schiff,         1999        -0-         $500(2)         -0-
         President
     Mary C. MacGuire,       1998        -0-           -0-           -0-
         President
     John W. MacGuire,       1997        -0-           -0-           -0-
         President

                                            Long Term Compensation

                                                 Awards              Payouts
                                       Restricted     Securities       LTIP          All Other
     Name and Principal      Fiscal      Stock        Underlying      Payouts      Compensation
          Position            Year      Award(s)($) Options/SARs(#)     ($)            ($)
-----------------------     -------    -----------  --------------- -----------   --------------

    Dr. Leonard Vernon,      1999        -0-            -0-             -0-
         President
       Tyson Schiff,         1999        -0-            -0-             -0-            -0-
         President
     Mary C. MacGuire,       1998        -0-            -0-             -0-            -0-
         President
     John W. MacGuire,       1997        -0-            -0-             -0-            -0-
         President

         (1) Dr. Leonard Vernon has never received compensation from GoHealth or the Company for his services. However, in the event the Company's revenues exceed $1,000,000, Dr. Vernon will receive an annual salary of approximately $145,000.

         (2) In October 1998, Tyson Schiff received a $500 bonus for serving as the Company's president and director since July 1996, and for agreeing to continue to serve as a director and the president of the Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Common Stock of the Company is currently traded through the NASD Over-the-Counter Bulletin Board ("OTC-BB") under the symbol NUGT, although very limited trading has occurred over the past several years.

         The table set forth below lists the range of high and low bids of the Company's Common Stock for each fiscal quarter for the last two fiscal years. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

         Note that the Company's 2000 fiscal year ends May 31, 2000.

         FISCAL YEAR     QUARTER            HIGH              LOW

         1998            First             $0.02             $0.005
                         Second            $0.02             $0.005
                         Third             $0.02             $0.001
                         Fourth            $0.02             $0.005

         1999            First             $0.02             $0.001
                         Second            $6.00             $0.062
                         Third             $7.00             $0.062
                         Fourth            $5.062            $0.062

         2000            First             $4.125            $1.375
                         Second            $5.25              $2.00
                         Third (*)         $5.812             $5.00

         * This is only a partial fiscal quarter as the third quarter of 2000 began on December 1, 1999 and ends on February 29, 2000. The prices listed in this quarter are therefore high and low bids between December 1, 1999 through December 15, 1999.

SHARES

         As of December 1, 1999, approximately 4,099,603 shares of the Company's Common Stock, par value $0.01, outstanding.

SHAREHOLDERS

         As of December 1, 1999, there were approximately 622 holders of record of the Company's Common Stock.

         The Company has not declared any cash dividends for the last two fiscal years. The Company does not anticipate declaring any cash dividends in the near future. There are no restrictions that limit the Company's ability to pay dividends, other than those generally imposed by applicable state law. The future payment of dividends, if any, on the Common Stock is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. The Company does not anticipate the payment of future dividends.

         On October 21, 1998, the National Association of Securities Dealers, Inc. ("NASDAQ") stock permitted trading of the Company's shares on the basis of the reverse split of the Company's outstanding common stock in the amount of 1-for-310 and a reduction in the Company's class of authorized common stock to 5,000,000 shares. The par value did not change for $0.01 per share.

REVERSE STOCK SPLITS

         The Company's Board of Directors and the holders of a majority of the outstanding common stock approved a reverse split on October 7, 1998, effective October 19,1998, whereby each 310 shares was converted into one share and all fractional shares were rounded up. The board of directors authorized the stock split because they believed that the number of issued and outstanding shares of common stock was disproportionately large given the Corporation's absence of revenue, net income and net worth. Immediately after the reverse split, the Company had approximately 97,177 total shares of its $0.01 common stock issued and outstanding.

         Simultaneous with the 1-for-310 reverse stock split of the outstanding shares of Common Stock, on October 7, 1998, the holders of a majority of the then outstanding Common Stock and all of the Board of Directors 1-for-10 reverse stock split of the number of shares of Common Stock authorized for issuance. Pursuant to this reverse stock split, the number of shares of Common Stock authorized for issuance decreased from 50,000,000 to 5,000,000, although the total capitalization of the Company and the intrinsic value of each shareholders' investment did not change significantly when the reverse stock split took effect.

         Shareholders should be aware that as a general rule stock combinations and reverse splits do not increase or decrease the intrinsic value of a stockholder's investment. Except for holders of a small number of shares who receive a full share in exchange for a fractional share, the number of shares resulting from a reverse split generally leaves shareholders with approximately the same proportionate ownership as before the reverse split. However, when the authorized number of shares are not split, or are split in a smaller ratio than outstanding shares are split, existing shareholders own a smaller percentage of the total number of shares which can be issued. This results in the Company having the ability to issue relatively more shares than prior to the splits, and therefore possibly dilute the ownership of existing shareholders in a manner greater than existed prior to the split.

         The reverse stock split may leave shareholders with one or more "odd lots" of the Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell than shares in lots of 100 because the commission on such sales may be greater than the proceeds.

         The Company believes that shareholders will generally not realize any gain or loss for federal income tax purposes as a result of the reverse stock split. However, shareholders should consult their personal tax advisors regarding the tax effect, including the effect under state tax laws, of the reverse stock split.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Leonard Vernon, GoHealth's founder and the Company's president and director, is the husband of Sandra Vernon, the Company's largest shareholder.

         Dr. Leonard Vernon has a previous disciplinary action by the New Jersey State Board of Medical Examiners in which he was given an 18-month suspension of his license, 30 days of which were to be active with a monetary penalty of $3000. Dr. Vernon failed to perform the required community service and pay the fine and the suspension was imposed for a full 18 months. This disciplinary action was a result of misinformation supplied to the New Jersey Board of Medical Examiners in 1983. Dr. Vernon currently possesses an unrestricted license to practice chiropractic in the State of New Jersey as well and the Commonwealth of Pennsylvania and State of Delaware and there is no pending disciplinary action against him in any of the states in which he is licensed. Dr. Vernon has no SEC violations and has never been sanctioned or disciplined by any other regulatory committee.

         Ken Kurtz currently owns less than 5% of the Company's outstanding Common Stock. Prior to the GoHealth merger, however, Kurtz owned in excess of 50% of the Common Stock. Kurtz received 400,000 shares pursuant to a November 30, 1998 consulting agreement with the Company

("November Consulting Agreement") whereby Kurtz agreed to assist the Company in preparing employment agreements, contracts and other filings required by the Commission as well as all other necessary state and Federal regulatory bodies, locating independent auditor and attorney for the Company.

         On June 22, 1998, and in consideration for the assistance of Park Street and a cash infusion to the Company by Park Street of $15,100, the Company issued 15,100,000 restricted shares of common stock (the "Shares") to a designee of Park Street -- First Avenue, Ltd., a limited partnership organized under the laws of the State of Utah. Ken Kurtz, being a general partner of First Avenue, Ltd. and the president of Park Street, indirectly controls the shares. The October 7, 1998 stock split reduced this quantity to First Avenue's current ownership of 48,709 shares. See "Market for Common Equity & Related Shareholder Matters" for more information on the reverse stock split.

         According to a Financial Consulting Agreement between Company and Park Street Investments, Inc. executed on March 5, 1998 ("March Consulting
Agreement"), Park Street assisted the Company with its administration and recapitalization. Park Street also agreed to actively pursue and negotiate a merger or business combination with a third party on behalf of the Company. GoHealth was introduced to the Company through the efforts of Kurtz and Park Street. Park Street paid all costs associated with these responsibilities through the GoHealth merger.

                        UNDERTAKING REGARDING FORM 10-KSB

         The Company hereby undertakes to provide without charge to each person solicited with this proxy statement, on the written request of any such person, a copy of its annual report on Form 10- KSB including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Act for the fiscal year ended May 31, 1999.

         This written request should be addressed to the Company at its headquarters at 2051 Springdale Road, Cherry Hill, New Jersey 08003.


                                    SIGNATURE


By order of the board of directors,

 /s/ Dr. Leonard Vernon
----------------------------------
Dr. Leonard Vernon, President

Cherry Hill, New Jersey
December 17, 1999

                                   APPENDIX I

                              TO PROXY STATEMENT OF
                             NUGGET EXPLORATION INC.

                          AUDITED FINANCIAL STATEMENTS
                               NUMBERED F-1 TO F-?

                              FINANCIAL STATEMENTS

     Note: Such statements will be completed and inserted here prior to the mailing of the definitive Information Statement to the Company's shareholders.